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                                                                   Exhibit 10.36



                       AMENDMENT TO EMPLOYMENT AGREEMENT



To:      Mr. Larry K. Switzer


Dear Larry:

We refer to your amended and restated employment agreement with Danka Business Systems PLC (the "Company") dated as of September 20, 1999 (the "Employment Agreement").

In consideration of the provision by you ("Executive") of past services to the Company, the receipt of which is hereby acknowledged, the Company agrees, subject to the next following sentence, that your Employment Agreement shall be modified and amended on the terms set out in this letter agreement (the "Agreement"). This Agreement shall not be effective unless approved by ordinary resolution of the Company's shareholders at the Company's next following annual general meeting.

Capitalized terms used in this Agreement but not defined herein shall have the respective meanings given to them in the Employment Agreement.

1. The Company shall procure the issue to Executive of 578,313 American depositary shares of the Company, each of which at the date hereof represents four ordinary shares of the Company (the "Incentive ADSs"), on the terms, and subject to the conditions, set out in this Agreement.

2. The Incentive ADSs shall be issued to Executive in three equal instalments of 192,771 Incentive ADSs each on May 8, 2001, May 8, 2002 and May 8, 2003 (each an "Instalment Date"), provided that Executive remains employed by the Company on the relevant Instalment Date, and subject to acceleration of issuance of any unissued Incentive ADSs in the circumstances set out in Section 3.

3. Any unissued Incentive ADSs shall become immediately issuable to Executive (or Executive's personal representative) upon the occurrence of any of the following events (each, an "Acceleration Event"): (1) Executive's death or permanent disability; (2) an involuntary termination of Executive's employment other than for Cause; (3) Executive's voluntary termination of employment for Good Reason; (4) the date the Company gives Executive a Notice to Terminate other than for Cause; or (5) a Change of Control (as defined in the Change of Control Agreement). Any unissued Incentive ADSs which become issuable pursuant to this Section 3 shall be issued within 10 days of the receipt by the Company of the Consideration (as such term is defined in Section 4) for such Incentive ADSs.

4. The Company shall not be obligated to procure the issue to Executive of any Incentive ADSs on any Instalment Date or following any Acceleration Event unless Executive (or Executive's personal representative) pays to the Company during the time period(s) specified in the next following sentence an amount in cash equal to the nominal value of the ordinary shares of the Company underlying the Incentive ADS then due to be issued (the "Consideration"). The time period(s) for payment of the Consideration are as follows: (1) the Consideration for Incentive ADSs to be issued on an Instalment Date shall be paid no earlier than 60 days, and no later than 10 days, prior to the relevant Instalment Date; and (2) the Consideration for Incentive ADSs to be issued following an Acceleration Event shall be paid within a period of six months following the occurrence of such Acceleration Event.




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5.       The Company shall effect the registration under the Securities Act of
         1933 of all Incentive ADSs issued pursuant to this Agreement on Form S-8 prior to the first Instalment Date.

6. In the event of: (1) any consolidation, sub-division, reclassification or other reorganization of the American depositary shares or ordinary shares of the Company in issue; or (2) any distribution of securities or property of the Company to the holders of American depositary shares or ordinary shares of the Company; or (3) any liquidation or partial liquidation of the Company, such adjustments shall be made to the total number of unissued Incentive ADSs to which Executive is entitled to prevent dilution or enlargement of Executive's rights hereunder as the H.R. Committee may reasonably determine to be appropriate and equitable, provided that the number of unissued Incentive ADSs shall always be a whole number.

7. The H.R. Committee may (in its sole discretion) determine that, in substitution for Executive's right to receive such number of Incentive ADSs as represent up to forty (40) percent of the Incentive ADSs issuable to Executive on any Instalment Date, Executive shall be paid (in full and final satisfaction of such right) a sum equal to the then cash equivalent of such number of Incentive ADSs. For the purposes of the preceding sentence, the "then cash equivalent" of an Incentive ADS is the closing market price of the Company's American depositary shares on the NASDAQ National Market System on the dealing day last preceding the relevant Instalment Date.

8. Other than as may otherwise be permitted by the Listing Rules of the UK Listing Authority from time to time, except for minor amendments to benefit the administration of the arrangements contemplated by this Agreement to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment, no alteration or addition to this Agreement which is to Executive's advantage shall be made without the prior approval by ordinary resolution of the members of the Company in general meeting.

9. This Agreement shall remain in full force and effect notwithstanding the expiration of the Employment Period specified in the Employment Agreement.

Please sign the attached copy of the Agreement and return it to the Company to acknowledge your agreement to the foregoing.

Dated: _____________, 2000

                                       DANKA BUSINESS SYSTEMS PLC


                                       By:
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                                               Director

Agreed:                                Larry. K. Switzer



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